UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2022

BLINK CHARGING CO.
(Exact name of registrant as specified in its charter)

Nevada	001-38392	03-0608147
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

605 Lincoln Road, 5th Floor Miami Beach, Florida	33139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 521-0200

N/A
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	BLNK	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	BLNKW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CURRENT REPORT ON FORM 8-K

Blink Charging Co. (the “Company”)

November 29, 2022

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2022, Mark Pastrone, the current Chief Operating Officer of the Company’s SemaConnect LLC subsidiary, was appointed by the Company’s Board of Directors to assume the position and elevated duties of the Chief Operating Officer of the Company. In June 2022, Mr. Pastrone joined the Company as part of the Company’s acquisition of SemaConnect Inc., where Mr. Pastrone had been SemaConnect’s Chief Operating Officer and held other executive level positions since October 2010.

Mr. Pastrone has more than 25 years of experience building high-tech companies. He led the market launch of SemaConnect’s EV charging solution in the first years of the industry in 2011.  As a member of the executive team, Mr. Pastrone played a key role in building the company’s sales, service, technology and production capabilities.  In doing so, he helped establish SemaConnect as a stand-out leader in the EV charging space across the multifamily, workplace, public and retail EV charging markets.

Prior to SemaConnect Inc., he led the development of several commercial start-ups in the aerospace industry. Mr. Pastrone earned a B.S. degree in Electrical Engineering and a Masters in Electrical Engineering from Stanford University. He also holds an M.B.A. from Harvard Business School.

During the last two years, other than customary arrangements in connection with serving as the Chief Operating Officer of SemaConnect LLC, there have been no transactions or proposed transactions by the Company in which Mr. Pastrone has had or is to have a direct or indirect material interest, and there are no family relationships between Mr. Pastrone and any of the Company’s executive officers or directors.

In connection with Mr. Pastrone’s appointment as the Company’s Chief Operating Officer, the Company assumed the employment offer letter, dated June 15, 2022, between SemaConnect LLC and Mr. Pastrone. The term of his employment letter extends until June 14, 2023, with automatic successive one year renewals thereafter unless notice of nonrenewal is provided by the Company. The assumed employment letter provides that Mr. Pastrone receives an annual base salary of $275,000, payable on our regular scheduled payday. Mr. Pastrone is eligible for an annual performance cash bonus of up to 40% of his annual base salary based on meeting pre-determined periodic key performance indicators. Mr. Pastrone is also eligible to receive aggregate annual equity awards under the Company’s incentive compensation plan equal to 40% of his annual base salary. Such awards will be comprised of restricted common stock. The restricted common stock granted will vest in equal one-third increments on each anniversary of the grant date, in each instance subject to satisfying key performance indicators and other performance criteria and his continued employment with us on the applicable vesting date.

If Mr. Pastrone’s employment is terminated by the Company other than for Cause (which includes willful material misconduct and willful failure to materially perform his responsibilities to the Company), he is entitled to receive severance equal to the number of months of his actual employment under the employment letter prior to the termination capped at a maximum payment of 12 months of his base salary.

Mr. Pastrone previously entered into the Company’s standard Employee Confidentiality and Assignment of Inventions Agreement prohibiting Mr. Pastrone from disclosure of confidential and/or proprietary information relating to the operations, products and services of the Company and its clients and acknowledging that all intellectual property developed by Mr. Pastrone relating to the Company’s business constitutes its exclusive property.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits. The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description
10.1	Employment Offer Letter, dated June 15, 2022, between SemaConnect LLC and Mark Pastrone, as assumed by Blink Charging Co. on November 29, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLINK CHARGING CO.

Dated: December 5, 2022	By:	/s/ Michael D. Farkas
	Name:	Michael D. Farkas
	Title:	Chairman and Chief Executive Officer